Exhibit 4.07

MEMORANDUM OF UNDERSTANDING

Made in the City of Toronto, in the Province of Ontario, Canada, this 3rd day of July, 2014

BETWEEN:

POET Technologies Inc. (formerly “OPEL Technologies Inc.”), a body corporate continued under the laws of the Province of Ontario

(hereinafter called the “Company”)
OF THE FIRST PART

AND:

Ajit Manocha of

(hereinafter called the “Director”)
OF THE SECOND PART

WHEREAS, on July 3, 2014 the Company confirmed in a vote of the Board of Directors to confirm the Director as a regular Member of its Board, but with a capacity and responsibilities that are considered exceptional to a regular Member or current Officer of the Company.

AND WHEREAS, on July 3, 2014, the Director signified his consent to act as a Member of the Board, including acting in any role as appropriate, and with such capacity and responsibilities.

IT IS HEREBY AGREED as follows:

1.                            The Company shall provide the: Director a signing grant of 2,000,000 stock options.

2.                            The Company shall pay the Director a salary of $41,666.67 per month (or $500,000 per year).

3.                            The Director’s official address shall be at the office of the Company currently located at Suite 501, 121 Richmond Street West, Toronto, ON M5H 2K1; but for all practical purposes shall be at the Director’s home office in, Los Gatos, California USA the discretion and convenience of Director.

4.                            The Director shall take the position of Executive Vice Chairman, with the following roles and responsibilities:

a.              To help in determining the strategic direction of the Company

b.              To work with and support the Company’s Chairman and CEO in carrying out actions to support that strategic direction, specifically including

(a)        Mergers and acquisitions, and related transitions

(b)        Joint ventures, collaborations, partnerships and other industry relationships

(c)         Assistance in capital raises

(d)        Identification and installation of a regular President and/or CEO

5.                            For greater certainty, this Memorandum of Understanding is executed under the laws of the Province of Ontario and the federal laws of Canada applicable therein.

6.                            All notices, documents, requests, demands and other communications required or permitted hereunder, or desired to be given with respect to this Agreement by any party to this Agreement shall be in writing and shall be deemed duly served if delivered in person and left with a secretary or other Director at the relevant address set forth below; or sent by same-day or next-day courier; or sent by facsimile transmission with record of such transmission; or sent by an email which could include an attachment of a standard format electronic document provided a hard copy is sent by regular mail or the recipient acknowledges receipt of said email, to the attention of that party as set forth below:

•                 In the case of POET Technologies Inc.:

Sent to:	Michel Lafrance, Corporate Secretary

Email address:	mjl@poet-technologies.com

Postal address:	Suite 501, 121 Richmond Street West, Toronto, Ontario M5H 2K1

Fax:	(416) 861-0749

With a copy to:	John O’Donnell, Solicitor

Email address:	johnodonnell@stikeman.to

Postal address:	Stikeman Keeley Spiegel Pasternack LLP
Suite 2300, 200 Front Street West
Toronto, Ontario M5V 3K2

Fax:	(416) 365-1813

•                  In the case of Ajit Manocha sent to him as follows:

Email address:

Postal address:

IN WITNESS WHEREOF this Agreement has been executed as of the day, month and year first above written.

POET TECHNOLOGIES INC.

/s/ Peter Copetti
Peter Copetti, Chairman & interim CEO

AJIT MANOCHA

/s/ Ajit Manocha

CONSENT TO ACT AS A DIRECTOR, TO TELEPHONE MEETINGS AND

DECLARATION OF CITIZENSHIP AND RESIDENCE

TO:	POET TECHNOLOGIES INC.
(the “Corporation”)

AND TO: THE DIRECTORS THEREOF

The undersigned hereby consents to act as a director of the Corporation and:

a)                                     acknowledges and declares that the undersigned is:

i)                                         at least 18 years of age;

ii)                                      not an undischarged bankrupt;

iii)                                   not a resident Canadian as defined in subsection 1(1) of the Business Corporations Act (Ontario);

b)                                     undertakes to advise the Corporation in writing forthwith of any change in the undersigned’s citizenship or residence status; and

c)                                      consents to the holding of any meeting of the directors or of a committee of directors of the Corporation by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously.

The consents shall herein continue in effect from year to year so long as the undersigned is re-elected to the board of directors, provided that in the event that the undersigned revokes the same or resigns from the board of directors, these consents shall cease to have effect from the date of receipt in writing by the Corporation of such revocation or resignation, as the case may be, or, if later, the effective date of such revocation or resignation.

DATED this 7th day of July, 2014.

/s/ Ajit Manocha
Ajit Manocha